Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-283544-03 and 333-283544

Honda Auto Receivables Owner Trust (HAROT) 2025-4

Jt-Leads: BofA (struc), BNP, Deutsche, Mizuho

Co-Mgrs : BNY, ING, MUFG, USB

ISSUED OFFERED

CL	AMT($MM)	AMT($MM)	WAL	S/F	P.WIN	E.FIN	L.FIN	BENCH	SPRD	YLD	CPN	$PRICE
A-1	570.000	541.500	0.26	A-1+/F-1+	1-6	5/26	10/26	I-CRV	+11	3.995	3.995	100.00000
A-2a	550.400	522.880	1.02	AAA/AAA	6-19	6/27	6/28	I-CRV	+38	4.080	4.04	99.99422
A-2b	309.600	294.120	1.02	AAA/AAA	6-19	6/27	6/28	SOFR30a	+38	100.00000
A-3	864.000	820.800	2.33	AAA/AAA	19-38	1/29	6/30	I-CRV	+39	4.022	3.98	99.98064
A-4	127.070	120.700	3.18	AAA/AAA	38-38	1/29	2/32	I-CRV	+43	4.086	4.05	99.99504

Bill & Deliver : BofA		Offered Size : $2.3bn
Expected Ratings: S&P, Fitch		BBG Ticker : HAROT 2025-4	SSAP: HRT254
ERISA Eligible : Yes		Format : SEC Registered
Expected Settle : 11/12/25		Min Denoms : $1k x $1k
First Pay : 12/15/25		RR Compliance: US – Yes, EU - No
CUSIPs :	A-1 43814X AA1	Pricing Speed: 1.3% ABS to 10% Clean-Up Call
	A-2a 43814X AB9	Intexnet : bashond2504_up JY7Y
A-2b 43814X AC7
A-3 43814X AD5
A-4 43814X AE3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.